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Singular Genomics Reports Recent Highlights and Fourth Quarter and Full Year 2022 Financial Results

San Diego, CA, March 2, 2023 – Singular Genomics Systems, Inc. (Nasdaq: OMIC), a company leveraging novel next-generation sequencing (NGS) and multiomics technologies to empower researchers and clinicians, today highlighted recent corporate achievements and reported financial results for the fourth quarter and full year ended December 31, 2022.

“2022 was a pivotal year for Singular Genomics. It was a year in which we achieved important milestones, overcame challenges, and ultimately ended on a strong note with five G4 systems in market. Most importantly, the business is set up for success with the right team, the right product, and the right opportunity. I am tremendously proud of the entire Singular team," said Drew Spaventa, Chairman and Chief Executive Officer of Singular Genomics. “In 2023, we will remain focused on customer success across a growing installed base, commercial and operational execution, and advancing our innovation pipeline.”

Fourth Quarter and Recent Highlights

•
Generated the company’s first quarter of revenue of $765 thousand for the fourth quarter of 2022
•
Shipped four G4 systems to new customers in the fourth quarter of 2022, bringing our total commercial systems shipped to five as of the end of 2022
•
Launched Max Read kits for single cell sequencing, with an expected ship date in the second quarter, which boosts the potential output of the G4 to 800 million reads per flow cell, or a market-leading 3.2 billion reads per run on a benchtop system
•
Joined the 10x Genomics Compatible Partner Program, demonstrating compatibility of the G4 sequencing platform with 10x Genomics’ single cell applications
•
Increased the quality specifications for the G4 to 80%–90% Q30
•
Raised the throughput range of the F2 and F3 flow cells to up to 250 million and up to 450 million reads, respectively
•
Produced 14 new data sets, 11 with industry-leading genomics partners, showcasing high accuracy of the G4 across many diverse applications

Fourth Quarter 2022 Financial Results

Revenue for the fourth quarter of 2022 was $765 thousand, marking the first revenue generating quarter. Revenue was comprised predominantly of the revenue recognized on three instrument placements during the quarter. Operating expenses for the fourth quarter of 2022 totaled $22.5 million, compared to $19.7 million for the fourth quarter of 2021. Operating expenses included non-cash stock-based compensation of $3.1 million for the fourth quarter of 2022 and $2.9 million for the fourth quarter of 2021. The year-over-year increase in operating expenses was driven primarily by scaling headcount and infrastructure to support our growth, including the G4 launch, product pipeline and R&D roadmap.

Net loss for the fourth quarter of 2022 was $21.1 million, or a loss of $0.29 per common share, compared to $19.8 million, or a loss of $0.27 per common share, in the fourth quarter of 2021

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Full Year 2022 Financial Results

Revenue for the full year of 2022 was $765 thousand. Revenue was comprised predominantly of the revenue recognized on three instrument placements during the fourth quarter. Operating expenses for 2022 totaled $93.5 million compared to $61.3 million in the prior year period. Operating expenses included non-cash stock-based compensation expense of $13.7 million in 2022 and $9.2 million in 2021. The year-over-year increase in total operating expenses was driven primarily by scaling headcount and infrastructure to support our growth, including the G4 launch, product pipeline and R&D roadmap, and the costs associated with being a public company.

Net loss for 2022 was $90.9 million, or a loss of $1.28 per common share, compared to $98.8 million, or a loss of $2.10 per common share, in 2021.

Cash, cash equivalents and short-term investments, excluding restricted cash, as of December 31, 2022 totaled $244.6 million.

Webcast and Conference Call Details

Singular Genomics’ management team will host a conference call today, March 2, 2023, beginning at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at investor.singulargenomics.com, in the Presentations & Events section.

About Singular Genomics Systems, Inc.

Singular Genomics is a life science technology company that develops next-generation sequencing and multiomics technologies. The commercially available G4 Sequencing Platform is a powerful, highly versatile benchtop genomic sequencer designed to produce fast and accurate results. In development, the PX system leverages Singular’s proprietary sequencing technology, applying it as an in-situ readout to look at RNA and proteins in single cells and tissue. With these products, Singular Genomics’ mission is to empower researchers and clinicians to advance science and medicine. Visit www.singulargenomics.com for more information.

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Forward-Looking Statements

Certain statements contained in this press release, other than historical information, constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include and are not limited to statements regarding: (i) our ability to successfully manufacture and commercialize the G4 in accordance with our timelines, objectives and specifications; (ii) our ability to successfully ship G4 systems on our timeline; (iii) our ability to achieve customer and scientific acceptance of the G4; (iv) the ability of our product offerings to successfully compete with existing and new products offered by our competitors; and (v) quotes of management. Any such forward-looking statements are based on our management’s current expectations and are subject to risks and uncertainties that could cause our actual future results to differ materially from our management’s current expectations or those implied by our forward-looking statements. These risks and uncertainties include and are not limited to the following: (i) we have incurred significant losses since inception, we expect to incur significant losses in the future and we may not be able to generate sufficient revenue to achieve and maintain profitability; (ii) we have very little history manufacturing and commercializing our products or technology; (iii) the life sciences technology market is highly competitive, and if we fail to compete effectively, our business and operating results will suffer; (iv) if we are sued for infringing, misappropriating or otherwise violating intellectual property rights of third parties, such litigation could be costly and time consuming and could prevent or delay us from developing or commercializing our products; (v) if our products fail to achieve early customer and scientific acceptance, we may not be able to achieve broader market acceptance for our products, and our revenues and prospects may be harmed; (vi) we expect to be highly dependent upon revenue generated from the sale of the G4 and planned PX, and any delay or failure by us to successfully manufacture and commercialize the G4 and planned PX could have a substantial adverse effect on our business and results of operations; and (vii) the COVID-19 pandemic, efforts to reduce its spread and recent macroeconomic challenges have adversely impacted, and may materially and adversely impact, our business, operations and product manufacturing and commercialization objectives. These and other risk factors that may affect our future results of operations are identified and described in more detail in our most recent filings on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time, including our Annual Report on Form 10-K for the period ended December 31, 2022, filed with the SEC on March 2, 2023. Accordingly, you should not rely on forward-looking statements as predictions of future events or our future performance. Except as required by law, we undertake no obligation to update publicly or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Investor Contact

Matt Clawson

949-370-8500

ir@singulargenomics.com

Media Contact

Dan Budwick, 1AB

973-271-6085

dan@1abmedia.com

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Singular Genomics Systems, Inc.

Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Unaudited)
Revenue	$765	$-	$765	$-
Cost of revenue	789	-	789	-
Gross margin	(24)	-	(24)	-
Operating expenses:
Research and development	10,760	9,455	46,199	32,655
Selling, general and administrative	11,746	10,218	47,264	28,624
Total operating expenses	22,506	19,673	93,463	61,279
Loss from operations	(22,530)	(19,673)	(93,487)	(61,279)
Other income (expense):
Interest expense	(243)	(192)	(763)	(846)
Change in fair value of convertible promissory notes	-	-	-	(35,199)
Change in fair value of warrant liability	-	-	-	(2,180)
Interest and other income	1,672	106	3,371	733
Total other income (expense)	1,429	(86)	2,608	(37,492)
Net loss	$(21,101)	$(19,759)	$(90,879)	$(98,771)
Net loss per share:
Basic and diluted net loss per share	$(0.29)	$(0.27)	$(1.28)	$(2.10)
Weighted-average shares used to compute basic and diluted net loss per share	71,584,976	72,162,679	71,148,076	47,023,048

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Singular Genomics Systems, Inc.

Balance Sheets

(In thousands, except share and par value amounts)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$74,266	$201,049
Short-term investments	170,310	138,174
Accounts receivable	913	-
Inventory	18,221	3,011
Prepaid expenses and other current assets	4,722	5,526
Total current assets	268,432	347,760
Right-of-use lease assets	45,896	-
Property and equipment, net	10,784	6,072
Restricted cash	1,711	687
Other noncurrent assets	1,152	1,129
Total assets	$327,975	$355,648

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,099	$2,348
Accrued expenses	4,583	4,278
Lease liabilities, current	6,323	-
Other current liabilities	113	118
Total current liabilities	14,118	6,744
Lease liabilities, noncurrent	42,456	-
Long-term debt, net of issuance costs	10,065	9,904
Other noncurrent liabilities	1,015	2,827
Total liabilities	67,654	19,475
Commitments and contingencies
Stockholders’ equity:
Series A common stock equivalent convertible preferred stock, $0.0001 par value; 7,000 shares authorized, 2,500 and no shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	-	-
Common stock, $0.0001 par value; 400,000,000 shares authorized, 71,854,688 and 72,438,742 shares outstanding at December 31, 2022 and December 31, 2021, respectively	7	7
Additional paid-in capital	503,926	488,200
Accumulated other comprehensive loss	(837)	(138)
Accumulated deficit	(242,775)	(151,896)
Total stockholders’ equity	260,321	336,173
Total liabilities and stockholders’ equity	$327,975	$355,648